PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 1,	November 2,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$168,610	$192,929
Accounts receivable	99,183	94,515
Inventories	23,786	22,478
Other current assets	28,924	26,570

Total current assets	320,503	336,492

Property, plant and equipment, net	593,020	550,069
Investment in joint venture	93,078	93,122
Intangible assets, net	29,203	30,294
Other assets	17,073	19,206

	$1,052,877	$1,029,183

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,457	$10,381
Accounts payable and accrued liabilities	166,493	128,736

Total current liabilities	176,950	139,117

Long-term borrowings	129,362	131,805
Other liabilities	18,520	18,767

Photronics, Inc. shareholders' equity	617,109	628,050
Noncontrolling interests	110,936	111,444
Total equity	728,045	739,494

	$1,052,877	$1,029,183